BRITISH COLUMBIA

Number: C0774730

CERTIFICATE OF CONTINUATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that ASTRON RESOURCES CORPORATION, which was duly registered as an extraprovincial company under the laws of British Columbia with certificate number A0068462, has continued into British Columbia from the Jurisdiction of YUKON, under the Business Corporations Act, with the name NEVADA COPPER CORP. on November 16, 2006 at 06:04 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On November 16, 2006

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada